As filed with the Securities and Exchange Commission on May 4, 2005

Registration No. 333-121407

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAZARD LTD

(Exact name of Registrant as specified in its charter)

Bermuda	6199	98-0437848
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

(441) 295-1422

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Scott D. Hoffman, Esq.

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

(212) 632-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam D. Chinn, Esq. Craig M. Wasserman, Esq. Gavin D. Solotar, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Kris F. Heinzelman, Esq. Erik R. Tavzel, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Offering Price (1)	Amount of Registration Fee (2)
Class A common stock, par value $0.01 per share	35,034,265	$27	$945,925,155	$111,335

(1)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(2)	Registration fee previously paid in connection with the initial filing of and Amendment No. 3 to this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 to the Registration Statement is being filed solely to amend Part II of the Registration Statement to file certain exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the common stock being registered, all of which will be paid by the Registrant:

Amount
SEC registration fee	$111,335
New York Stock Exchange listing fee	250,000
National Association of Securities Dealers, Inc. filing fee	30,500
Printing and engraving expenses	1,800,000
Legal fees and expenses	16,000,000
Accounting fees and expenses	2,880,000
Blue sky fees and expenses	25,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous	1,377,165

Total	$22,484,000

Item 14. Indemnification of Directors and Officers

The bye-laws of the Registrant provide for indemnification of the Registrant’s officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of the Registrant; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act 1981 of Bermuda (the “Companies Act”).

The Companies Act provides that a Bermuda company may indemnify its directors and officers in respect of any loss arising or liability attaching to them as a result of any negligence, default or breach of trust of which they may be guilty in relation to the company in question. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director or officer, indemnifying a director or officer against any liability which would attach to him or her in respect of his fraud or dishonesty will be void.

The directors and officers of the Registrant are covered by directors’ and officers’ insurance policies maintained by the Registrant.

The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification of directors and certain officers of the Registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

On November 1, 2004, the Registrant issued 12,000 shares of common stock, par value $1.00 per share, 11,880 of which were issued to Lazard Frères & Co. LLC and 120 of which were issued to Lazard Holdings, Inc. In the opinion of the Registrant, this transaction was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof in that such transaction did not involve any public offering.

Concurrently with this offering, Lazard LLC intends to privately place $650 million aggregate principal amount of             % senior notes due 2015. The completion of that offering will be conditioned upon the completion of this offering and the ESU offering. In the opinion of the Registrant, this transaction is exempt from registration under Rule 144A of the Securities Act.

As part of the additional financing transactions, the Registrant has entered into an investment agreement with IXIS—Corporate & Investment Bank, or “IXIS.” Under the investment agreement, IXIS has agreed to purchase an aggregate of $200 million of the Registrant’s securities concurrently with this offering, $150 million of which will be debt securities of a financing subsidiary that are effectively exchangeable into the Registrant’s common stock and $50 million of which will be shares of the Registrant’s common stock. The price per security to be paid by IXIS will be equal to the initial public offering price in a registered public offering of securities or the price offered to qualified institutional investors in a private placement of securities, as the case may be. With respect to the exchangeable debt securities, IXIS or one of its affiliates will receive underwriting fees or commissions equal in percentage terms to those paid to the underwriters for the public offering or private placement of the exchangeable debt securities. In the opinion of the Registrant, this transaction is exempt from registration under the Securities Act under Section 4(2) of the Securities Act and Regulation S promulgated thereunder.

The Registrant intends to offer to redeem Lazard LLC Class B-1 interests from the principal executive officer of Lazard LLC in exchange for shares of the Registrant’s common stock. This holder will be entitled to receive the number of shares of the Registrant’s common stock (valued at the price per share in this offering) equal in value to the aggregate price that such holder would have been able to receive in cash for such redemption. The exchange of Class B-1 interests shall be effected by the holder contributing such interests to a newly formed corporation, and then exchanging the shares of that corporation with the Registrant for shares of the Registrant’s common stock. In the opinion of the Registrant, this transaction is exempt from registration under Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement.*

2.1	Form of Master Separation Agreement.*

2.2	Class B-1 and Class C Members Transaction Agreement.*

3.1	Certificate of Incorporation and Memorandum of Association.*

3.2	Certificate of Incorporation in Change of Name.*

3.3	Form of Amended and Restated Bye-laws.*

4.1	Form of Specimen Certificate for Class A common stock.*

4.2	Form of Indenture of Lazard Group Finance LLC.**

4.3	Form of Supplemental Indenture to the Indenture relating to the Lazard Group Finance LLC senior notes.**

4.4	Form of Purchase Contract Agreement relating to the Lazard Ltd purchase contracts, which are components of the Lazard Ltd equity security units.**

4.5	Form of Pledge Agreement relating to the Lazard Group Finance LLC senior notes, which are components of the Lazard Ltd equity security units.**

4.6	Form of Pledge Agreement relating to the Lazard Group notes.**

4.7	Form of Normal Equity Security Units Certificate (included in Exhibit 4.4).

4.8	Form of Stripped Equity Security Units Certificate (included in Exhibit 4.4).

4.9	Form of Senior Note (included in Exhibit 4.3).

5.1	Form of Opinion of Conyers Dill & Pearman, Bermuda.

8.1	Form of Opinion of Wachtell, Lipton, Rosen & Katz.

8.2	Form of Opinion of Conyers Dill & Pearman, Bermuda (included in Exhibit 5.1).

10.1	Form of the LAZ-MD Holdings Stockholders’ Agreement.*

10.2	Form of Lazard Group Fourth Amended and Restated Limited Liability Company Operating Agreement.*

10.3	Form of Tax Receivable Agreement.*

10.4	Form of Employee Benefits Agreement.*

10.5	Form of Insurance Matters Agreement.*

10.6	Form of Lazard License Agreement.*

10.7	Form of Administrative Services Agreement.*

10.8	Form of Business Alliance Agreement.*

10.9	First Amended and Restated Limited Liability Company Agreement of Lazard Asset Management LLC, dated as of January 10, 2003.*

10.10	Master Transaction and Relationship Agreement, dated as of March 26, 2003, by and among Banca Intesa S.p.A., Lazard LLC and Lazard & Co. S.r.l.*

10.11	Note Purchase Agreement, dated as of March 26, 2003, by and among Lazard Funding LLC, Lazard LLC and Banca Intesa S.p.A.*

10.12	$150 Million Subordinated Convertible Promissory Note due 2018, issued by Lazard Funding LLC to Banca Intesa S.p.A.*

10.13	$50 Million Subordinated Non-Transferable Promissory Note due 2078, issued by Lazard & Co. S.r.l. to Banca Intesa S.p.A.*

Exhibit Number	Exhibit Title
10.14	Guaranty of Lazard LLC to Banca Intesa S.p.A., dated as of March 26, 2003.*

10.15	Amended and Restated Operating Agreement of Lazard Strategic Coordination Company LLC, dated as of January 1, 2002.*

10.16	Note Purchase Agreement, dated as of May 11, 2001, by and between Lazard Funding Limited LLC, Lazard LLC, and the purchasers thereto.*

10.17	Amendment No. 1, dated as of August 27, 2003, to the Note Purchase Agreement, dated as of May 11, 2001, by and between Lazard Funding Limited LLC, Lazard LLC, and the purchasers thereto.*

10.18	Lease, dated as of January 27, 1994, by and between Rockefeller Center Properties and Lazard Frères & Co.*

10.19	Lease with an Option to Purchase, dated as of July 11, 1990, by and between Sicomibail and Finabail and SCI du 121 Boulevard Hausmann (English translation).*

10.20	Occupational Lease, dated as of August 9, 2002, Burford (Stratton) Nominee 1 Limited, Burford (Stratton) Nominee 2 Limited, Burford (Stratton) Limited, Lazard & Co., Limited and Lazard LLC.*

10.21	2005 Equity Incentive Plan.*

10.22	2005 Bonus Plan.*

10.23	Form of Agreement relating to Retention and Noncompetition and Other Covenants between Lazard Ltd, Lazard Group LLC and Bruce Wasserstein.*

10.24	Form of Agreement relating to Reorganization of Lazard by and between Lazard LLC and Bruce Wasserstein.*

10.25	Form of Agreement relating to Retention and Noncompetition and Other Covenants between Lazard Ltd, Lazard Group LLC and Steven J. Golub.*

10.26	Form of Agreement relating to Retention and Noncompetition and Other Covenants applicable to, and related Schedule I for, each of Michael J. Castellano, Scott D. Hoffman and Charles G. Ward III.*

10.27	Form of Agreements relating to Retention and Noncompetition and Other Covenants.*

10.28	Form of Amended and Restated Letter Agreement, effective as of January 1, 2004, between Vernon E. Jordan, Jr. and Lazard Frères & Co. LLC.*

10.29	Letter Agreement, dated as of March 15, 2005, from IXIS Corporate and Investment Bank to Lazard LLC and Lazard Ltd.*

10.30	Form of Registration Rights Agreement, by and among Lazard Group Finance LLC, Lazard, Lazard LLC and IXIS Corporate and Investment Bank.*

10.31	Form of Letter Agreement with Bruce Wasserstein family trusts.*

12.1	Condensed Financial Information of Lazard LLC for the Years Ended December 31, 2002, 2003 and 2004.*

21.1	List of Subsidiaries of the Registrant.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Conyers Dill & Pearman, Bermuda.*

23.3	Consent of Bruce Wasserstein to be named as a director nominee.*

23.4	Consent of Robert Charles Clark to be named as a director nominee.*

Exhibit Number	Exhibit Title

23.5	Consent of Ellis Jones to be named as a director nominee.*

23.6	Consent of Vernon E. Jordan, Jr. to be named as a director nominee.*

23.7	Consent of Anthony Orsatelli to be named as a director nominee.*

23.8	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).

23.9	Consent of Appleby Spurling Hunter.*

24.1	Powers of Attorney.*

24.2	Power of Attorney for Bruce Wasserstein.*

*	Previously filed.
**	Incorporated by reference to Amendment No. 1 to Lazard Ltd and Lazard Group Finance LLC’s Registration Statement on Form S-1 (File No. 333-123463) filed on April 18, 2005, relating to the equity security units offering of Lazard Ltd and Lazard Group Finance LLC.

Item 17. Undertakings

(i) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(ii) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(iii) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 4, 2005.

LAZARD LTD

By:	/s/ Scott D. Hoffman

Name: Scott D. Hoffman
Title: Vice President

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Bruce Wasserstein	Director and Chief Executive Officer (principal executive officer)	May 4, 2005

* Steven J. Golub	Director and President	May 4, 2005

* Michael J. Castellano	Director and Vice President (principal financial and accounting officer)	May 4, 2005

/s/ Scott D. Hoffman Scott D. Hoffman	Director and Vice President	May 4, 2005

By:	/s/ Scott D. Hoffman

Name: Scott D. Hoffman
Title: Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement.*

2.1	Form of Master Separation Agreement.*

2.2	Class B-1 and Class C Members Transaction Agreement.*

3.1	Certificate of Incorporation and Memorandum of Association.*

3.2	Certificate of Incorporation in Change of Name.*

3.3	Form of Amended and Restated Bye-laws.*

4.1	Form of Specimen Certificate for Class A common stock.*

4.2	Form of Indenture of Lazard Group Finance LLC.**

4.3	Form of Supplemental Indenture to the Indenture relating to the Lazard Group Finance LLC senior notes.**

4.4	Form of Purchase Contract Agreement relating to the Lazard Ltd purchase contracts, which are components of the Lazard Ltd equity security units.**

4.5	Form of Pledge Agreement relating to the Lazard Group Finance LLC senior notes, which are components of the Lazard Ltd equity security units.**

4.6	Form of Pledge Agreement relating to the Lazard Group notes.**

4.7	Form of Normal Equity Security Units Certificate (included in Exhibit 4.4).

4.8	Form of Stripped Equity Security Units Certificate (included in Exhibit 4.4).

4.9	Form of Senior Note (included in Exhibit 4.3).

5.1	Form of Opinion of Conyers Dill & Pearman, Bermuda.

8.1	Form of Opinion of Wachtell, Lipton, Rosen & Katz.

8.2	Form of Opinion of Conyers Dill & Pearman, Bermuda (included in Exhibit 5.1).

10.1	Form of the LAZ-MD Holdings Stockholders’ Agreement.*

10.2	Form of Lazard Group Fourth Amended and Restated Limited Liability Company Operating Agreement.*

10.3	Form of Tax Receivable Agreement.*

10.4	Form of Employee Benefits Agreement.*

10.5	Form of Insurance Matters Agreement.*

10.6	Form of Lazard License Agreement.*

10.7	Form of Administrative Services Agreement.*

10.8	Form of Business Alliance Agreement.*

10.9	First Amended and Restated Limited Liability Company Agreement of Lazard Asset Management LLC, dated as of January 10, 2003.*

10.10	Master Transaction and Relationship Agreement, dated as of March 26, 2003, by and among Banca Intesa S.p.A., Lazard LLC and Lazard & Co. S.r.l.*

10.11	Note Purchase Agreement, dated as of March 26, 2003, by and among Lazard Funding LLC, Lazard LLC and Banca Intesa S.p.A.*

10.12	$150 Million Subordinated Convertible Promissory Note due 2018, issued by Lazard Funding LLC to Banca Intesa S.p.A.*

10.13	$50 Million Subordinated Non-Transferable Promissory Note due 2078, issued by Lazard & Co. S.r.l. to Banca Intesa S.p.A.*

Exhibit Number	Exhibit Title
10.14	Guaranty of Lazard LLC to Banca Intesa S.p.A., dated as of March 26, 2003.*

10.15	Amended and Restated Operating Agreement of Lazard Strategic Coordination Company LLC, dated as of January 1, 2002.*

10.16	Note Purchase Agreement, dated as of May 11, 2001, by and between Lazard Funding Limited LLC, Lazard LLC, and the purchasers thereto.*

10.17	Amendment No. 1, dated as of August 27, 2003, to the Note Purchase Agreement, dated as of May 11, 2001, by and between Lazard Funding Limited LLC, Lazard LLC, and the purchasers thereto.*

10.18	Lease, dated as of January 27, 1994, by and between Rockefeller Center Properties and Lazard Frères & Co.*

10.19	Lease with an Option to Purchase, dated as of July 11, 1990, by and between Sicomibail and Finabail and SCI du 121 Boulevard Hausmann (English translation).*

10.20	Occupational Lease, dated as of August 9, 2002, Burford (Stratton) Nominee 1 Limited, Burford (Stratton) Nominee 2 Limited, Burford (Stratton) Limited, Lazard & Co., Limited and Lazard LLC.*

10.21	2005 Equity Incentive Plan.*

10.22	2005 Bonus Plan.*

10.23	Form of Agreement relating to Retention and Noncompetition and Other Covenants between Lazard Ltd, Lazard Group LLC and Bruce Wasserstein.*

10.24	Form of Agreement relating to Reorganization of Lazard by and between Lazard LLC and Bruce Wasserstein.*

10.25	Form of Agreement relating to Retention and Noncompetition and Other Covenants between Lazard Ltd, Lazard Group LLC and Steven J. Golub.*

10.26	Form of Agreement relating to Retention and Noncompetition and Other Covenants applicable to, and related Schedule I for, each of Michael J. Castellano, Scott D. Hoffman and Charles G. Ward III.*

10.27	Form of Agreements relating to Retention and Noncompetition and Other Covenants.*

10.28	Form of Amended and Restated Letter Agreement, effective as of January 1, 2004, between Vernon E. Jordan, Jr. and Lazard Frères & Co. LLC.*

10.29	Letter Agreement, dated as of March 15, 2005, from IXIS Corporate and Investment Bank to Lazard LLC and Lazard Ltd.*

10.30	Form of Registration Rights Agreement, by and among Lazard Group Finance LLC, Lazard, Lazard LLC and IXIS Corporate and Investment Bank.*

10.31	Form of Letter Agreement with Bruce Wasserstein family trusts.*

12.1	Condensed Financial Information of Lazard LLC for the Years Ended December 31, 2002, 2003 and 2004.*

21.1	List of Subsidiaries of the Registrant.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Conyers Dill & Pearman, Bermuda.*

23.3	Consent of Bruce Wasserstein to be named as a director nominee.*

23.4	Consent of Robert Charles Clark to be named as a director nominee.*

Exhibit Number	Exhibit Title

23.5	Consent of Ellis Jones to be named as a director nominee.*

23.6	Consent of Vernon E. Jordan, Jr. to be named as a director nominee.*

23.7	Consent of Anthony Orsatelli to be named as a director nominee.*

23.8	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).

23.9	Consent of Appleby Spurling Hunter.*

24.1	Powers of Attorney.*

24.2	Power of Attorney for Bruce Wasserstein.*

*	Previously filed.
**	Incorporated by reference to Amendment No. 1 to Lazard Ltd and Lazard Group Finance LLC’s Registration Statement on Form S-1 (File No. 333-123463) filed on April 18, 2005, relating to the equity security units offering of Lazard Ltd and Lazard Group Finance LLC.